EXHIBIT 99.1


The Reader's Digest Association, Inc.
Media: William Adler, (914) 244-7585 william.adler@readersdigest.com Investor Relations: Richard Clark, (914) 244-5425 richard.clark@readersdigest.com


              READER'S DIGEST ANNOUNCES 1Q FISCAL 2002 EARNINGS
                            AND PROVIDES 2Q GUIDANCE

PLEASANTVILLE, N.Y., October 31, 2001--The Reader's Digest Association, Inc. (NYSE: RDA, RDB) today reported operating profits of $3 million and revenues of $498 million for the first quarter of Fiscal 2002 ended September 30, 2001. This resulted in a loss of $0.01 per share. Reported results for the first quarter of Fiscal 2001 were $44 million in operating profits, $552 million in revenues and earnings of $0.21 per share.

      "First quarter Fiscal 2002 earnings were about breakeven, in line with our overall expectations, " said Thomas O. Ryder, Chairman and Chief Executive Officer. "This was an achievement given the tough economy, business challenges and after-effects of the devastating September 11 event. We estimate that this event cost our company in excess of $10 million in revenues and $5 million in profits for the quarter."

      Consolidated revenues were down 10 percent, or 8 percent excluding the adverse effects of foreign-currency translation, while operating profits declined by $41 million, versus the year-ago quarter. Operating profits were down $34 million for North America Books and Home Entertainment (BHE) and $16 million for International Businesses. For the first quarter of Fiscal 2002, the company had anticipated declines for both segments. North America BHE, which is in the process of reorganizing its U.S. business, reduced mail quantities and continued to experience lower responses to mailings. On the other hand, the international variance reflected timing of series shipments and product mailings, as well as economic weakness in certain markets. Mitigating these results were U.S. Magazines, which had higher operating profits at Reader's Digest magazine, plus improved performance in the New Business Development segment.

      The company elected early adoption of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets". In accordance with the new standard, goodwill amortization was not recognized during the first quarter of Fiscal 2002, whereas the first quarter of Fiscal 2001 includes goodwill amortization of $5 million, or $0.05 per share. The company expects to complete its transitional goodwill impairment assessment by the end of the second quarter.

                  Consolidated Results for the First Quarter

Millions of dollars,              Reported      Reported          As Reported
except earnings per                Q1 2002       Q1 2001         2002 vs. 2001
share

Revenues                         $   497.5      $   551.5      $ (54.0)    (10)%
Operating profit                 $     2.8      $    44.3      $ (41.5)    (94)%
Operating profit                        1%             8%       (7) pts.    N/A
margin
Other expense, net               $    (4.5)     $    (3.6)     $  (0.9)    (26)%
Net income                       $    (1.1)     $    22.3          N/A      N/A
EBITDA                           $    11.0      $    55.8      $ (44.8)    (80)%
Diluted EPS                      $   (0.01)     $    0.21          N/A      N/A



                                     Outlook

      The company anticipates some residual impact from the September 11 event and the subsequent anthrax scare, but it still expects performance to steadily improve throughout the fiscal year.

      "We are just seeing early results for the second quarter, which from a cash flow and profit perspective is our most important," Ryder said. "Perhaps most encouraging is that Books Are Fun, QSP and several of our international businesses all seem to be off to a good start, and these are our primary profit drivers. The redesign of Reader's Digest magazine has been well received, and until September 11 we were seeing a solid increase in newsstand sales. Our re-engineering programs are producing savings, and our cash flows are strengthening. We are making progress at North America BHE so it can be profitable again. We are bringing to new countries three of our most promising franchises, Books Are Fun, QSP and Young Families. And, we are expanding our financial services and vitamin initiatives around the world."

      Ryder said: "We are looking for earnings in the second quarter in the range of $0.75 to $0.80 per share, of course contingent upon the economy and world events. The full-year visibility is still uncertain, but we are increasingly optimistic about the second half of Fiscal 2002 relative to last year."

                            OPERATING SEGMENT RESULTS

      As of June 30, 2001, the Company restructured its management organization and, accordingly, segment results have been restated. The segments are North America Books and Home Entertainment, International Businesses, U.S. Magazines, and New Business Development. A description of each of the four segments appears on the final page.

               North America Books and Home Entertainment (BHE) North America BHE had a first-quarter Fiscal 2002 loss of $10 million and revenues of $134 million, compared with operating profits of $24 million and revenues of $162 million in the first quarter of Fiscal 2001. Lower revenues primarily reflected planned reductions in mail quantities, lower responses following the 2001 attorneys general sweepstakes agreement, and an overall softening of the U.S. economy.

      The loss for North America BHE was more severe than anticipated due to continued weakness in its U.S. business. In June 2001, North America BHE reorganized in the United States and created six market-focused Strategic Business Units. It made significant investment in new products and customer-acquisition channels, which in the first quarter contributed to lower operating profits. At the same time, it generated almost 200,000 new customer starts during the quarter using lists acquired from outside sources in its first promotion of a new soft-cover Select Editions series.

      Books Are Fun, Ltd. had increased first-quarter sales despite the cancellation of some sales events after September 11. Many of these events were rescheduled for the second quarter. Books Are Fun had a small operating profit in the first quarter, or a small loss excluding the effects of ceasing goodwill amortization. This unit typically has a seasonal loss as it ramps up for the fall.



                            International Businesses

      International Businesses, comprising BHE and magazines outside of North America, had operating profits of $14 million and revenues of $238 million in Fiscal 2002, compared with $29 million and $264 million in the year-ago quarter. Revenues and profits were lower primarily due to planned shifts in the timing of series shipments and product mailings in several markets, notably Germany, Poland and the Nordic countries. Economic issues affected the company's business broadly in Argentina and Brazil, as well as advertising in markets throughout the world. In addition, the Australian business has been underperforming, which the company is addressing by streamlining marketing programs and reducing costs. Operating profits were higher in a number of markets, especially Russia, the United Kingdom, the Czech Republic and France.

      Around the world, the company invested in new marketing efforts, including telemarketing and list acquisition, which contributed to lower operating profits.

                                 U.S. Magazines

      The U.S. Magazines segment had operating profits of $1 million, a $3 million improvement over the Fiscal 2001 first-quarter loss of $2 million. Revenues were $115 million, versus $117 million in Fiscal 2001. These declines reflected lower circulation revenues and advertising pages, partially offset by a higher price per page and by higher sales at QSP.

      Operating profits for Reader's Digest and the Special Interest magazines increased. Lower promotion costs and a re-engineering program that produced savings offset declines in circulation and advertising revenues. The flagship Reader's Digest magazine also showed new strength in newsstand sales following its successful redesign.

      The do-it-yourself titles, The Family Handyman and American Woodworker, had improved performance, and Selecciones, the Spanish-language U.S. edition of Reader's Digest, had higher operating profits and revenues.

      Revenues for QSP, Inc. were up 14 percent for the quarter despite the postponement of some school launches after September 11. As expected, QSP had an operating loss in the quarter, which includes two non-school months. Most of the postponed launches were rescheduled for later in the fall, QSP's prime season.

                            New Business Development

      New Business Development had revenues of $11 million, up from $9 million in the Fiscal 2001 quarter. It reported a loss of $2 million, a $5 million improvement over the loss of $7 million in the year-ago quarter.

      Gifts.com, Inc., which includes the gifts.com online store and Good Catalog Company, increased catalog and Internet sales while reducing its operating expenses. Other increases in the segment's revenues and operating profits came from its marketing alliances in financial services, which now extend to more than 30 countries and range across insurance, credit and investment products.

      The New Business Development segment results include investments in expanding key U.S. businesses into new markets. During the first quarter, the QSP model was exported to the United Kingdom as "Reader's Digest Fundraising." Books Are Fun, already operating in Mexico, was launched in France as "Cote Livres."

                                      Other

      In Fiscal 2002, Reader's Digest repurchased approximately 3 million shares of its Common Stock through October 5, 2001 in conjunction with the company's $250 million share repurchase authorization.

      The Reader's Digest Association, Inc., is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and cultures around the world. Global headquarters are located at Pleasantville, New York. The company's main Web site is at www.rd.com.

      The company has four operating segments:

North America Books and Home Entertainment - Select Editions, series and general books, music, video and Young Families products in the United States and Canada; Books Are Fun; Reader's Digest magazine in Canada; QSP Canada. International Businesses - Products sold in more than 60 countries outside the United States and Canada, including: Select Editions, series and general books, music, video and Young Families products; Reader's Digest magazine in numerous editions and languages, and Special Interest magazines in the Czech Republic. U.S. Magazines
- Reader's Digest magazine in the United States, plus The Family Handyman, American Woodworker, New Choices, Reader's Digest Large Type Edition, Selecciones, and QSP, Inc. New Business Development - Results from developing businesses, start-ups and marketing partnerships, financial services alliances, certain Special Interest magazines in international markets and Gifts.com, Inc., which includes Good Catalog Company.

This release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of factors that could affect future results and occurrences. Reader's Digest does not undertake to update any forward-looking statements.

                              [Three tables follow]




             The Reader's Digest Association, Inc. and Subsidiaries

                        Consolidated Statements of Income


                                                 Three-month periods ended September 30, (A)
(In millions, except per share data)                             Restated (C)  Percent
(Unaudited)                                             2001        2000        Change

Revenues                                               $497.5      $551.5        (10%)

Product, distribution and editorial expenses            207.5       208.8         (1%)
Promotion, marketing and administrative expenses (B)    287.2       298.4         (4%)
                                                       ------       -----        ----
Operating profit                                          2.8        44.3        (94%)

Other expense, net (C)                                   (4.5)      (3.6)       (26%)
                                                       ------       -----        ----
(Loss) Income before provision for income taxes          (1.7)       40.7       (104%)

Provision for income taxes                               (0.6)       18.4       (103%)
                                                       ------       -----        ----
Net (loss) income                                        (1.1)      $22.3       (105%)
                                                       ======       =====        ====
Basic and diluted earnings per share:

   Weighted average common shares outstanding           101.9       102.9

   Basic and diluted earnings per share                ($0.01)      $0.21       (106%)
                                                       ======       =====        ====
Dividends per common share                              $0.05       $0.05          --


(A) The company reports on a fiscal year beginning July 1. The three-month periods ended September 30, 2001 and 2000 are the first fiscal quarters of fiscal year 2002 and fiscal year 2001, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.

(B) Effective July 1, 2001, the company elected early adoption of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142 goodwill is no longer amortized; however, goodwill must be reviewed at least annually for impairment. Accordingly, no goodwill amortization was recognized during the first quarter of fiscal 2002. For the first quarter of fiscal 2001, goodwill amortization was $5.1 million ($0.05 per share). The company expects to complete its transitional goodwill impairment assessment by the end of the second fiscal quarter. Any impairment will be treated as a change in accounting principle in accordance with SFAS No.142.

(C) Other expense, net and net income have been restated in fiscal 2001 to reflect equity in losses of $7.7 million (including goodwill amortization) of BrandDirect Marketing, Inc. There were no such losses in fiscal 2002. This restatement was a result of changing the method of accounting for this investment from the cost to the equity method.



             The Reader's Digest Association, Inc. and Subsidiaries

              Revenues and Operating Profit by Operating Segments



                                                Three-month periods ended September 30,
(In millions)                                                                 Percent
(Unaudited)                                        2001          2000         Change

Revenues

North America Books and Home Entertainment        $133.7        $161.6         (17%)

International Businesses                           238.2         263.8         (10%)

U.S. Magazines                                     114.5         117.4          (2%)

New Business Development                            11.1           8.7          27%
                                                  ------        ------         ---
Total Revenues                                    $497.5        $551.5         (10%)
                                                  ======        ======         ===
Operating Profit (Loss)

North America Books and Home Entertainment         ($9.8)       $ 23.8        (141%)

International Businesses                            13.7          29.4         (53%)

U.S. Magazines                                       1.1          (2.3)        149%

New Business Development                            (2.2)         (6.6)         66%
                                                  ------        ------         ---

Total Operating Profit                              $2.8        $ 44.3         (94%)
                                                  ======        ======         ===



             The Reader's Digest Association, Inc. and Subsidiaries
                      Consolidated Condensed Balance Sheets
                                  (In millions)
                                   (Unaudited)


                                                  September 30,     June 30,
                                                       2001           2001


Assets
     Cash and cash equivalents                      $   52.2       $   35.4
     Accounts receivable, net                          322.4          274.8
     Inventories, net                                  200.2          161.6
     Deferred promotion costs                          112.8          106.7
     Prepaid expenses and other current assets         209.7          192.1
                                                    --------       --------
Total current assets                                   897.3          770.6

     Property, plant and equipment, net                161.8          160.2
     Intangible assets, net                            406.5          409.8
     Other noncurrent assets                           340.0          334.5
                                                    --------       --------
Total assets                                        $1,805.6       $1,675.1
                                                    ========       ========

Liabilities and Stockholder's Equity
     Loans and notes payable                        $  303.5       $  160.3
     Accounts payable                                   87.9           86.4
     Accrued expenses                                  289.5          251.1
     Income taxes payable                               46.2           41.2
     Unearned revenue                                  303.4          291.6
     Other current liabilities                           8.3           28.9
                                                    --------       --------
Total current liabilities                            1,038.8          859.5

     Other noncurrent liabilities                      349.4          359.4
                                                    --------       --------
Total liabilities                                    1,388.2        1,218.9

     Capital stock                                      23.8           29.6
     Paid-in-capital                                   225.9          226.1
     Retained earnings                               1,186.4        1,187.7
     Accumulated other comprehensive loss              (86.3)         (84.6)
     Treasury stock, at cost                          (932.4)        (902.6)
                                                    --------       --------
Total stockholder's equity                             417.4          456.2
                                                    --------       --------
Total liabilities and stockholder's equity          $1,805.6       $1,675.1
                                                    ========       ========